Exhibit 99.1

Media Contact: Nicole Arena Double Forte 415.848.8103 narena@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS SECOND QUARTER 2011 RESULTS

EMERYVILLE, Calif. – August 2, 2011 – Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced its second quarter results for the fiscal period ended July 3, 2011, which included 13 weeks.

In this release, the company:

•	Reports net revenue growth of 12% for the quarter

•	Reports diluted earnings per share of $0.38, up 23% versus 2010 diluted earnings per share of $0.31

•	Raises guidance for 2011 full-year net revenue growth to the 10% to 12% range, up from 8% to 10%

•	Expects 2011 full-year diluted earnings per share to be toward the higher end of the previous guidance range of $1.43 to $1.50

Financial Highlights

	Second Quarter		%	Year to Date		%
	2011	2010	Change	2011	2010	Change

Net revenue, as reported	$90,616	$80,776	12%	$179,088	$161,972	11%

Net income per diluted share, as reported	$0.38	$0.31	23%	$0.79	$0.53	49%

Non-GAAP net income per diluted share,
excluding unusual items	$0.38	$0.31	23%	$0.79	$0.57	39%

For the 13 weeks ended July 3, 2011, net revenue increased 12% to $90.6 million from $80.8 million for the corresponding period of fiscal 2010.

Net income for the 13 weeks ended July 3, 2011, was $5.1 million compared to $4.3 million for the corresponding 13-week period of fiscal 2010. Diluted earnings per share was $0.38 for the 13-week period of fiscal 2011 compared to $0.31 per share for the corresponding period of fiscal 2010, an increase of 23%.

“Our business performance continued to be very strong in the second quarter,” said Patrick O’Dea, president and CEO of Peet’s Coffee & Tea. “Sales were healthy across all of our channels, particularly in our grocery business, which grew 30%. Looking ahead to the balance of the year, we expect our sales momentum to continue, especially as we enter the sizeable medium-roast coffee segment. With our raised sales outlook, we now expect to be at the higher end of our 2011 full-year diluted earnings per share guidance of $1.43 to $1.50.”

Consolidated Financial and Operating Summary

Retail net revenue increased 6% to $53.4 million for the 13 weeks ended July 3, 2011, from $50.6 million for the corresponding period of fiscal 2010.

Specialty net revenue increased 23% to $37.3 million for the 13 weeks ended July 3, 2011, from $30.2 million for the corresponding period of fiscal 2010. Within specialty, grocery net revenue grew 30% over last year; foodservice and office grew 19%; and home delivery grew 2%.

Cost of sales and related occupancy expenses were 49.2% of total net revenue, compared to 46.3% for the corresponding period last year. The increase resulted primarily from higher coffee costs and to a lesser extent higher milk costs and a mix shift towards the specialty business, which has a higher cost of sales. Price increases across the channels and lower shipping expenses partially offset the impact of these higher costs.

Operating expenses as a percentage of net revenue decreased to 31.1% from 33.3% for the corresponding period last year due to a favorable mix shift to the specialty business, the impact of price increases across all channels, leveraging of overhead costs, and lower payroll expenses in retail stores.

General and administrative expenses as a percentage of net revenue were 6.7%, compared to 7.0% for the corresponding period last year. General and administrative expenses increased to $6.0 million from $5.6 million for the corresponding period last year, primarily due to higher payroll-related costs and marketing expenses.

Depreciation and amortization expenses as a percentage of net revenue decreased to 4.3%, compared to 5.0% for the corresponding period last year. Depreciation and amortization expenses were $3.9 million, compared to $4.0 million in the corresponding period last year.

The company ended the second quarter of 2011 with cash and cash equivalents plus investments of $29 million, compared to $49 million at year end 2010.

Fiscal 2011 Full-Year Outlook

The company has updated its full-year guidance as follows:

•	Raises guidance for 2011 full-year net revenue growth to the 10% to 12% range, up from 8% to 10%

•	Expects 2011 full-year diluted earnings per share to be toward the higher end of the previous guidance range of $1.43 to $1.50

Peet’s Coffee & Tea, Inc. Q2 2011 Conference Call

Peet’s will discuss its second quarter 2011 earnings via conference call today, August 2, 2011. The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET and can be accessed by calling 1-866-748-8653. The call will be simultaneously webcast on Peet’s website at www.peets.com.

A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET on August 2, 2011, through 8:59 p.m. PT/11:59 p.m. ET on August 9, 2011, at 1-800-642-1687 or 1-706-645-9291, using access code 82103413. It will also be archived at http://investor.peets.com/events.cfm through August 2, 2012, at 8:59 p.m. PT/11:59 p.m. ET.

About Peet’s Coffee & Tea, Inc.

Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) is the premier specialty coffee and tea company in the United States. The company was founded in 1966 in Berkeley, Calif. by Alfred Peet. Peet was an early tea authority who later became widely recognized as the grandfather of specialty coffee in the U.S. Today, Peet’s Coffee & Tea offers superior quality coffees and teas in multiple forms, by sourcing the best quality coffee beans and tea leaves in the world, adhering to strict high-quality and taste standards, and controlling product quality through its unique direct store delivery selling and merchandising system. Peet’s is committed to strategically growing its business through many channels while maintaining the extraordinary quality of its coffees and teas. For more information about Peet’s Coffee & Tea, Inc., visit www.peets.com.

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to 2011 net revenue growth and 2011 forecasted earnings per diluted share. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management, including financial and operational information, the company’s stock price volatility, and current competitive conditions. As a result, these statements are subject to various risks and uncertainties. The company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the recent recession and its ongoing negative impact on consumer spending; the company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high-quality Arabica coffee beans; consumers’ tastes and preferences; complaints or claims by current, former or prospective employees or government agencies or other litigation; and competition in its market as well as other risk factors as described more fully in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 2, 2011. These factors may not be exhaustive. The company operates in a continually changing business environment, and new risks emerge from time to time. Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	July 3,	January 2,
	2011	2011

ASSETS

Current assets
Cash and cash equivalents	$19,435	$44,629
Short-term marketable securities	9,149	4,183
Accounts receivable, net	15,049	14,852
Inventories	47,480	33,534
Deferred income taxes - current	4,379	4,420
Prepaid expenses and other	8,945	7,798
Total current assets	104,437	109,416

Long-term marketable securities	211	-
Property, plant and equipment, net	92,894	97,279
Other assets, net	1,333	2,137

Total assets	$198,875	$208,832

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$9,772	$9,138
Accrued compensation and benefits	9,055	11,555
Deferred revenue	5,984	7,102
Total current liabilities	24,811	27,795

Deferred income taxes - non current	72	46
Deferred lease credits	6,873	7,023
Other long-term liabilities	1,239	1,468
Total liabilities	32,995	36,332

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding: 12,913,000 and 13,063,000 shares	64,748	81,995
Accumulated other comprehensive income	5	2
Retained earnings	101,127	90,503

Total shareholders' equity	165,880	172,500

Total liabilities and shareholders' equity	$198,875	$208,832

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Twenty-six weeks ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

Retail stores	$53,351	$50,560	$105,440	$100,631
Specialty sales	37,265	30,216	73,648	61,341
Net revenue	90,616	80,776	179,088	161,972

Cost of sales and related occupancy expenses	44,558	37,377	85,778	74,916
Operating expenses	28,146	26,937	56,030	54,774
Transaction related expenses	-	146	-	970
General and administrative expenses	6,049	5,622	12,858	11,924
Depreciation and amortization expenses	3,881	4,020	7,800	7,897
Total costs and expenses from operations	82,634	74,102	162,466	150,481

Income from operations	7,982	6,674	16,622	11,491

Interest income, net	7	5	18	4

Income before income taxes	7,989	6,679	16,640	11,495

Income tax provision	2,878	2,424	6,016	4,189

Net income	$5,111	$4,255	$10,624	$7,306

Net income per share:
Basic	$0.40	$0.32	$0.82	$0.55
Diluted	$0.38	$0.31	$0.79	$0.53

Shares used in calculation of net income per share:
Basic	12,892	13,248	13,000	13,218
Diluted	13,309	13,885	13,414	13,847

PEET’S COFFEE & TEA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Twenty-six weeks ended
	July 3,	July 4,
	2011	2010

Cash flows from operating activities:
Net income	$10,624	$7,306
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,956	8,981
Amortization of interest purchased	197	-
Stock-based compensation	2,035	1,623
Excess tax benefit from exercise of stock options	(5,763)	(1,481)
Tax benefit from exercise of stock options	5,224	1,228
Loss on disposition of assets and asset impairment	325	63
Deferred income taxes	67	(6)
Changes in other assets and liabilities:
Accounts receivable, net	(197)	2,993
Inventories	(13,946)	(11,456)
Prepaid expenses and other current assets	(1,147)	278
Other assets	(2)	31
Accounts payable, accrued liabilities and deferred revenue	(3,021)	(4,893)
Deferred lease credits and other long-term liabilities	(379)	260
Net cash provided by operating activities	2,973	4,927

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,851)	(5,455)
Proceeds from sales of property, plant and equipment	-	17
Changes in restricted investments	798	559
Proceeds from sales and maturities of marketable securities	3,013	-
Purchases of marketable securities	(8,384)	-
Net cash used in investing activities	(9,424)	(4,879)

Cash flows from financing activities:
Net proceeds from issuance of common stock	15,023	8,122
Purchase of common stock	(39,529)	(14,730)
Excess tax benefit from exercise of stock options	5,763	1,481
Net cash used in financing activities	(18,743)	(5,127)

Decrease in cash and cash equivalents	(25,194)	(5,079)
Cash and cash equivalents, beginning of period	44,629	47,934

Cash and cash equivalents, end of period	$19,435	$42,855

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$449	$330
Other cash flow information:
Cash paid for income taxes	2,896	2,721

PEET’S COFFEE & TEA, INC.

SEGMENT REPORTING
(Unaudited, in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended July 3, 2011
Net revenue	$53,351	100.0%	$37,265	100.0%		$90,616	100.0%
Cost of sales and occupancy	23,692	44.4%	20,866	56.0%		44,558	49.2%
Operating expenses	20,387	38.2%	7,759	20.8%		28,146	31.1%
Depreciation and amortization	2,731	5.1%	433	1.2%	$717	3,881	4.3%
Segment operating income	6,541	12.3%	8,207	22.0%	(6,766)	7,982	8.8%

For the thirteen weeks ended July 4, 2010
Net revenue	$50,560	100.0%	$30,216	100.0%		$80,776	100.0%
Cost of sales and occupancy	21,964	43.4%	15,413	51.0%		37,377	46.3%
Operating expenses	20,350	40.2%	6,587	21.8%		26,937	33.3%
Depreciation and amortization	2,867	5.7%	457	1.5%	$696	4,020	5.0%
Segment operating income	5,379	10.6%	7,759	25.7%	(6,464)	6,674	8.3%

For the twenty-six weeks ended July 3, 2011
Net revenue	$105,440	100.0%	$73,648	100.0%		$179,088	100.0%
Cost of sales and occupancy	45,936	43.6%	39,842	54.1%		85,778	47.9%
Operating expenses	40,866	38.8%	15,164	20.6%		56,030	31.3%
Depreciation and amortization	5,468	5.2%	877	1.2%	$1,455	7,800	4.4%
Segment operating income	13,170	12.5%	17,765	24.1%	(14,313)	16,622	9.3%

For the twenty-six weeks ended July 4, 2010
Net revenue	$100,631	100.0%	$61,341	100.0%		$161,972	100.0%
Cost of sales and occupancy	43,618	43.3%	31,298	51.0%		74,916	46.3%
Operating expenses	41,480	41.2%	13,294	21.7%		54,774	33.8%
Depreciation and amortization	5,616	5.6%	889	1.4%	$1,392	7,897	4.9%
Segment operating income	9,917	9.9%	15,860	25.9%	(14,286)	11,491	7.1%

NON-GAAP FINANCIAL INFORMATION

The following reconciliation and non-GAAP financial information are provided to assist the reader with understanding the financial impact of a prior-year unusual item. Management believes this information is relevant because the nature and magnitude of the charges do not reflect our on-going operating performance.

PEET'S COFFEE & TEA, INC.

Reconciliation of Non-GAAP Financial Information to Net Income
(Unaudited, in thousands, except per share data)

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	weeks ended	weeks ended	weeks ended	weeks ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

Net Income
Net income, as reported	$5,111	$4,255	$10,624	$7,306
Transaction expense, net of tax	-	93	-	617
Non-GAAP net income	$5,111	$4,348	$10,624	$7,923

Net Income Per Diluted Share *
Net income per diluted share, as reported	$0.38	$0.31	$0.79	$0.53
Transaction expense, net of tax	-	0.01	-	0.04
Non-GAAP net income per diluted share	$0.38	$0.31	$0.79	$0.57

* per share data may not sum due to rounding